                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                RAYONIER INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[RAYONIER LOGO]                                           Corporate Headquarters

                                                                  March 27, 1998

Dear Shareholder:

     Enclosed are the Notice of Annual Meeting and Proxy Statement for the 1998 Annual Meeting of Shareholders of Rayonier.

     As has been the case with our previous Annual Meetings, this meeting is intended to be a business only meeting. The one formal item on the agenda will be the tabulation and report of proxies and ballots for the election of three directors. We expect to have no other agenda items and will make no presentations. The accompanying Notice of Annual Meeting and Proxy Statement provides information required by applicable laws and regulations, including pertinent information about each nominee for election as director.

     We urge you to complete and return the enclosed proxy as promptly as possible. Your vote is important.

                                          Sincerely yours,

                                          /s/ Ronald M. Gross

                                          RONALD M. GROSS
                                          Chairman and Chief Executive Officer

                               [Rayonier address]

[RAYONIER LOGO]                                           Corporate Headquarters

                            NOTICE OF ANNUAL MEETING

                                                                  March 27, 1998

     Notice is hereby given that the 1998 Annual Meeting of the Shareholders of Rayonier Inc., a North Carolina corporation, will be held at the Sheraton Stamford, One First Stamford Place, Stamford, Connecticut on Friday, May 15, 1998 at 9:00 A.M., local time, for the following purposes:

          1. to elect three directors of Class I; and

          2. to act upon such other matters as may properly come before the meeting.

     Shareholders of record at the close of business on March 23, 1998 will be entitled to vote at the meeting.

                                          /s/ John B. Canning
                                            JOHN B. CANNING
                                            Corporate Secretary

SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE SELF-ADDRESSED ENVELOPE (WHICH IS POSTAGE-PAID FOR SHAREHOLDERS IN THE UNITED STATES, CANADA, AND UNITED KINGDOM) WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A SHAREHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND.

                               [RAYONIER ADDRESS]

[RAYONIER LOGO]

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                              FRIDAY, MAY 15, 1998

     This Proxy Statement and accompanying proxy are being mailed to shareholders of Rayonier Inc. ("Rayonier" or the "Company") commencing March 27, 1998 in connection with the solicitation of proxies by Rayonier for the 1998 Annual Meeting of Shareholders to be held at the Sheraton Stamford, One First Stamford Place, Stamford, Connecticut on Friday, May 15, 1998 at 9:00 A.M. or at any adjournment thereof (the "Annual Meeting"). The enclosed proxy is solicited on behalf of the Board of Directors of Rayonier.

     When your proxy is returned properly executed, the shares it represents will be voted in accordance with your specifications. If you sign and return your proxy but do not specify any choices you will thereby confer discretionary authority for your shares to be voted as recommended by the Board of Directors. The proxy also confers discretionary authority on the individuals named therein to vote the shares on any matter that was not known by the Board of Directors on the date of this Proxy Statement but is properly presented at the Annual Meeting.

     Your vote is important, and the Board of Directors urges you to exercise your right to vote.

     The directors shall be elected by a plurality of the votes cast at the Annual Meeting. Other matters voted on at the Annual Meeting shall be determined by a majority of votes cast at the Annual Meeting in person or by proxy by shareholders entitled to vote on the matter. Votes withheld, abstentions and broker non-votes on returned proxies and ballots are not considered votes cast and shall be counted as neither for nor against a matter or nominee, but the shares represented by such a withheld vote, abstention or broker non-vote shall be considered present at the Annual Meeting for quorum purposes.

     Whether or not you plan to attend the meeting, you can assure that your shares are voted by completing, signing, dating and returning the enclosed proxy. You may revoke your proxy at any time before it is exercised by giving written notice to John B. Canning, Corporate Secretary of Rayonier, by submitting a subsequently dated proxy or by attending the meeting, withdrawing the proxy, and voting in person.

     Each of the 28,302,189 Rayonier Common Shares ("Common Shares") outstanding at the close of business on March 23, 1998 is entitled to one vote at the Annual Meeting. The presence in person or by proxy of shareholders holding a majority of the outstanding Common Shares will constitute a quorum for the transaction of business at the Annual Meeting.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table shows as of December 31, 1997 the beneficial ownership of persons known to Rayonier to be the beneficial owners of more than five percent of the Common Shares, the only outstanding voting securities.

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL
            NAME AND ADDRESS OF BENEFICIAL OWNER                  OWNERSHIP        % OF CLASS(A)
            ------------------------------------              -----------------    -------------
Southeastern Asset Management, Inc. ........................      5,972,800(b)         21.1%
  6410 Poplar Ave., Suite 900
  Memphis, TN 38119
The Prudential Insurance Company of America.................      2,653,142(c)          9.4%
  751 Broad Street
  Newark, New Jersey 07102-3777
The Capital Group Companies, Inc. and
  Capital Research and Management Company...................      1,655,600(d)          5.9%
  333 South Hope Street
  Los Angeles, CA 90071

---------------
(a) Based on 28,283,634 total Common Shares outstanding at December 31, 1997.

(b) Holdings as of December 31, 1997 as reported to the Securities and Exchange Commission ("SEC") on Form 13G dated February 4, 1998. This filing was made by Southeastern Asset Management, Inc. ("Southeastern"), Longleaf Partners Fund and Mr. O. Mason Hawkins ("Hawkins"), Chairman of the Board and C.E.O. of Southeastern. According to this filing, of the 5,972,800 shares referred to above, Southeastern has (i) sole voting power as to 2,185,600 shares;
    (ii) no voting power as to 626,200 shares; (iii) sole dispositive power as to 2,633,000 shares; (iv) no dispositive power as to 178,800 shares; and (v) shared voting power and shared dispositive power as to 3,161,000 shares. The 3,161,000 shares referred to in (v) consist of 2,900,000 shares (representing 10.3 percent of Rayonier's total outstanding Common Shares at December 31, 1997) owned by Longleaf Partners Fund and 261,000 shares owned by Longleaf Partners Realty Fund, both of which funds are series of Longleaf Partners Fund Trust, an open-end management investment company registered under the Investment Company Act of 1940. The report indicates that all of the securities covered thereby are owned legally by Southeastern's investment advisory clients and that none are owned directly or indirectly by Southeastern. The report also indicates that Hawkins is identified as a filing person in the event he could be deemed to be a controlling person of Southeastern as the result of his official positions with Southeastern or ownership of its voting securities. The existence of such control is expressly disclaimed. Both Southeastern and Hawkins disclaim beneficial ownership of any of the securities covered by the filing pursuant to SEC Rule 13d-4. Finally, the report indicates that the shares were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing control of Rayonier and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(c) Holdings as of December 31, 1997 as reported to the SEC on Form 13G dated February 10, 1998. According to this filing, of the 2,653,142 shares referred to above, The Prudential Insurance Company of America ("Prudential") has (i) sole voting power and sole dispositive power as to 2,613,442 shares and (ii) shared voting power and shared dispositive power as to 39,700 shares. The report further indicates that all of the shares covered by the filing are held by Prudential for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. The report states that Prudential is reporting the combined holdings of these entities for the purpose of administrative convenience and that the filing of the report should not be construed as an admission that Prudential is, for the purposes of Section 13 or 16 of the Securities Exchange Act of 1934, the beneficial owner of these shares. Finally, the report indicates that the shares were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing control of Rayonier and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(d) Holdings as of December 31, 1997 as reported to the SEC on Form 13G dated February 10, 1998. According to this filing, Capital Research and Management Company, a registered investment adviser and an operating subsidiary of The Capital Group Companies, Inc., is the beneficial owner of, and has sole dispositive power with respect to, 1,655,600 Common Shares as a result of acting as investment adviser to various registered investment companies which own such shares. Said subsidiary has no voting power with respect to these shares. Both filing parties disclaim beneficial ownership of these shares pursuant to SEC Rule 13d-4. Finally, the report indicates that the shares were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing control of Rayonier and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

     The table set forth below gives information concerning Common Shares beneficially owned as of March 10, 1998 by (a) each of the Company's directors,
(b) each of the individuals who was one of the Company's five highest paid executive officers in 1997 and (c) all directors and executive officers as a group. All Common Shares in the table below are owned directly by the individual concerned unless otherwise indicated:

                                                   BENEFICIAL OWNERSHIP
                              --------------------------------------------------------------
                                                                                   (5)            (6)
                                                                                  SUM OF         TOTAL
                                                     (3)            (4)        COLUMNS (2)       STOCK
                                   (2)            COLUMN (2)    EXERCISABLE     AND (4) AS       BASED
            (1)               COMMON SHARES       AS PERCENT       STOCK        PERCENT OF     HOLDINGS
  NAME OF BENEFICIAL OWNER        OWNED            OF CLASS     OPTIONS(a)       CLASS(b)         (c)
  ------------------------    -------------      ------------   -----------   --------------   ---------
Ronald M. Gross.............     119,094(d)(e)   less than 1%     220,841          1.2%          429,935
W. Lee Nutter...............      71,774(d)(e)        "           164,570          0.8%          292,344
Rand V. Araskog.............     178,751(f)           "                 0     less than 0.8%     178,751
Donald W. Griffin...........       1,382              "                 0           "              1,382
Paul G. Kirk Jr. ...........       1,917              "                 0           "              1,917
Katherine D. Ortega.........       2,000              "                 0           "              2,000
Burnell R. Roberts..........       2,300              "                 0           "              2,300
Carl S. Sloane..............       1,200              "                 0           "              1,200
Nicholas L. Trivisonno......       1,800              "                 0           "              1,800
Gordon I. Ulmer.............       3,300              "                 0           "              3,300
William S. Berry............      24,407(d)(e)        "            65,431           "            121,505
Gerald J. Pollack...........      20,211(d)(e)        "            58,873           "            108,417
John P. O'Grady.............      16,262(d)(e)        "            34,604           "             77,533
Directors and executive
  officers as a group (16
  persons)..................     456,405(d)(e)(f)     1.6%        578,155          3.6%        1,328,393

---------------
(a) Pursuant to regulations of the SEC, shares receivable by directors and executive officers upon exercise of employee stock options exercisable within 60 days after March 10, 1998 are deemed to be beneficially owned by such directors and executive officers at said date.

(b) The calculation of percentage ownership for each individual and for all directors and executive officers as a group in this column (i) includes in such individual's and group's ownership both shares directly owned and shares receivable upon exercise of employee stock options exercisable within 60 days after March 10, 1998 and (ii) reflects an increase in the number of shares outstanding by the number of shares receivable upon exercise of such options by such individual or such group, as the case may be.

(c) This column shows each individual's total stock-based holdings, including stock options that become exercisable more than 60 days after March 10, 1998.

(d) All Common Shares are owned directly except as set forth in this Note (d). The following amounts were allocated under the Rayonier Investment and Savings Plan for Salaried Employees (the "Savings Plan") as of December 31, 1997 to the accounts of: Mr. Gross, 11,884 Common Shares; Mr. Nutter, 16,673 Common Shares; Mr. Berry, 4,064 Common Shares; Mr. Pollack, 3,386 Common Shares; Mr. O'Grady,

    2,663 Common Shares; and all directors and executive officers as a group, 43,604 Common Shares. In addition, 18,807 Common Shares indicated for Mr. Nutter are owned by a corporation of which he and his spouse are the sole stockholders.

(e) Includes a restricted stock award to Mr. Gross of 6,000 Common Shares and 2,000 Common Shares effective January 3, 1995 and January 2, 1997, respectively, and restricted stock awards of the following amounts effective January 2, 1996 to: Mr. Gross, 11,000 Common Shares; Mr. Nutter, 5,000 Common Shares; Mr. Berry, 3,500 Common Shares; Mr. Pollack, 3,500 Common Shares; Mr. O'Grady, 2,500 Common Shares; and all directors and executive officers as a group, 25,500 Common Shares.

(f) All Common Shares are owned directly except for 1,614 Common Shares held by Mr. Araskog's spouse and 69,000 Common Shares held by a charitable lead trust of which Mr. Araskog's spouse and daughter are co-trustees. Beneficial ownership is disclaimed as to these shares.

  Section 16 Reports

     The Federal securities laws require Rayonier's directors and executive officers, and persons who own more than ten percent of a registered class of Rayonier's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange, Inc. initial reports of ownership and reports of changes in ownership of any equity securities of Rayonier. To Rayonier's knowledge, based solely on review of the copies of such reports furnished to Rayonier and representations that no other reports were required, the required reports have been filed on a timely basis on behalf of all persons subject to these requirements except as previously disclosed in the Proxy Statement for the 1997 Annual Meeting.

         SHARE OWNERSHIP BY DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

     The Board of Directors of Rayonier encourages share ownership by all employees of Rayonier and believes that it is important for directors and senior management to acquire a substantial ownership position in Rayonier. Such share ownership is characteristic of successful public companies and underscores the level of commitment that Rayonier's management team has to the future success of the business.

     Guidelines were adopted in 1995 by the Nominating Committee of the Board of Directors encouraging Rayonier share ownership by directors at a level equal to two times their annual retainer.

     The Management Development and Compensation Committee also adopted guidelines in 1995 for share ownership by officers at the level of Vice President or above. The guidelines, as revised in 1996 to reflect the creation of the position of President and Chief Operating Officer, are as follows:

                                                        SHARE OWNERSHIP GUIDELINES
                    POSITION/LEVEL                      AS MULTIPLE OF BASE SALARY
                    --------------                      --------------------------
Chairman and Chief Executive Officer..................              4X
President and Chief Operating Officer.................              4X
Executive Vice President..............................              3X
Senior Vice Presidents................................              2X
Vice Presidents.......................................              1X

     Participation in the guidelines program is voluntary, with a strong company preference on achieving ownership goals. Ownership includes restricted shares awarded under the Rayonier 1994 Incentive Stock Plan, options that have been exercised and shares held, Savings Plan shares, Dividend Reinvestment Plan shares and Common Shares purchased in the open market.

     As of March 10, 1998, share ownership, as defined above, by all directors and employees of Rayonier represents approximately 4.5 percent of the outstanding Common Shares of Rayonier. Target ownership levels for directors or officers at the level of Vice President or above were to be achieved over a 3-year period ending December 31, 1997 for those who held such positions on February 17, 1995, and all such individuals who were still directors or officers at the end of 1997 have achieved their target levels of ownership. Target levels for all individuals elected as director or advanced to Vice President after February 17, 1995 are to be achieved over a 3-year period following the effective date of such election or advancement.

                               SHAREHOLDER RETURN

     The table below represents a comparison of the performance in 1994, 1995, 1996 and 1997 of Common Shares (assuming reinvestment of dividends) with a broad based market index (Standard & Poor's 500) and with a Custom Composite Index. The Custom Composite Index contains 13 stocks of 12 forest products companies which form the comparison group for purposes of the Contingent Performance Share awards described at pages 15 and 20:

        Measurement Period                                                  Custom Composite
      (Fiscal Year Covered)           Rayonier Inc.         S&P 500[        Index (13 Stocks)
18-Feb-94                                  100                 100                 100
31-Dec-94                                  102                 101                  97
31-Dec-95                                  114                 138                 107
31-Dec-96                                  136                 170                 120
31-Dec-97                                  155                 227                 132

Notes:  (a) February 18, 1994 was the first trading day for Rayonier Common
            Shares on a when-issued basis. Regular way trading commenced on February 25, 1994.

        (b) The Custom Composite Index contains stocks of the following 12 forest products companies: Boise Cascade Corporation, Champion International Corporation, Georgia-Pacific Corporation ("Georgia-Pacific"), International Paper Company, Fort James Corporation (formerly James

            River Corporation of Virginia), The Mead Corporation, Mosinee Paper Corporation (Wausau-Mosinee Paper Corporation following a merger effective December 17, 1997), Plum Creek Timber Company, L.P., Union Camp Corporation, Westvaco Corporation, Weyerhaeuser Company and Willamette Industries Inc. In addition to the common stock of each company, a thirteenth stock, The Timber Company, which represents the forest assets of Georgia-Pacific, is included since its issuance by Georgia-Pacific on December 17, 1997. In order to comply with applicable regulations of the Securities and Exchange Commission, the return of each company for each period for which a return is indicated is weighted in the group according to its stock market capitalization at the beginning of each such period.

                             ELECTION OF DIRECTORS

     The Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall performance of Rayonier. The Board reviews significant developments affecting Rayonier and acts on matters requiring Board approval.

     The Board is divided into three classes serving staggered terms. The terms of the three directors of Class I, Ronald M. Gross, Katherine D. Ortega and Burnell R. Roberts, will expire at the 1998 Annual Meeting and each has been nominated for re-election for a term expiring in 2001. Unless there is a contrary indication, the shares represented by valid proxies will be voted for the election of all three nominees. The Board has no reason to believe that any nominee will be unable to serve as a director. If for any reason a nominee should become unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may recommend.

     The following pages present information about the persons who comprise Rayonier's current Board of Directors, including the three nominees for reelection.

     During 1997, there were six meetings of the Board of Directors. No director missed more than one meeting.

INFORMATION AS TO NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

CLASS I, TERM EXPIRES IN 2001

     RONALD M. GROSS, 64, Chairman of the Board and Chief Executive Officer, Rayonier -- He joined Rayonier in March 1978 as President and Chief Operating Officer and a director, was elected Chief Executive Officer in 1981 and Chairman in 1984; he assumed his present position in July 1996. He also serves as a director of Lukens Inc. and The Pittston Company. Mr. Gross is a graduate of Ohio State University and the Harvard Graduate School of Business Administration.

     KATHERINE D. ORTEGA, 63, Former Treasurer of the United States -- She served as the 38th Treasurer of the United States from September 1983 through June 1989 and as Alternate Representative of the United States to the United Nations General Assembly during 1990 to 1991. Prior to these appointments, she served as a Commissioner on the Copyright Royalty Tribunal, and was a member of the President's Advisory Committee on Small and Minority Business. Ms. Ortega currently serves on the Boards of Directors of Ultramar Diamond Shamrock Corporation, Ralston Purina Company, The Kroger Co. and Long Island

Lighting Company and is a member of the United States Comptroller General's Consultant Panel and the Washington Mutual Investors Fund Advisory Board. She is a graduate of Eastern New Mexico University and holds three honorary Doctor of Law Degrees and one honorary Doctor of Social Science Degree. She was first elected a director of Rayonier in 1994.

     BURNELL R. ROBERTS, 70, Chairman of the Board and director, Sweetheart Holdings, Inc. and Sweetheart Cup Company (producer of plastic and paper disposable food service and food packaging products) -- He served as Chairman of the Board and Chief Executive Officer of The Mead Corporation (an integrated manufacturer of paper and forest products) from April 1982 until his retirement in May 1992 and was a director of The Mead Corporation from October 1981 until May 1993. He serves as a director of American Industrial Partners Management Company, Inc., Armco Inc., DPL Inc. and Universal Protective Packaging, Inc., a Limited Partner of American Industrial Partners, L.P. and a trustee of Granum Value Fund. He is a graduate of the University of Wisconsin and the Harvard Graduate School of Business Administration. He was first elected a director of Rayonier in 1994.

INFORMATION AS TO OTHER DIRECTORS

CLASS II, TERM EXPIRES IN 1999

     PAUL G. KIRK, JR., 60, of Counsel to Sullivan & Worcester (law firm) -- He became a partner in the law firm of Sullivan & Worcester in 1977 and is presently of Counsel to the firm. He served as Chairman of the Democratic National Committee from 1985 to 1989. Mr. Kirk is a director of Kirk & Associates, Inc., of which he also is Chairman and Treasurer. He is also a director of Bradley Real Estate, Inc., The Hartford Financial Services Group, Inc. and Hartford Life, Inc. He is a graduate of Harvard College and Harvard Law School. He was first elected a director of Rayonier in 1994.

     CARL S. SLOANE, 61, Ernest L. Arbuckle Professor of Business Administration, Harvard Graduate School of Business Administration -- Prior to joining the Harvard faculty in 1991, he spent thirty years in management consulting, the last twenty with the firm he co-founded, Temple, Barker & Sloane, Inc., and its successor firm, Mercer Management Consulting, where he served as Chairman and Chief Executive. He is also a director of Ionics, Inc. and Sapient Corporation. He is a graduate of Harvard College and the Harvard Graduate School of Business Administration. He was first elected a director of Rayonier in 1997.

     GORDON I. ULMER, 65, Former Chairman and Chief Executive Officer of the former Connecticut Bank and Trust Company and Retired President of the Bank of New England Corporation -- He joined Connecticut Bank and Trust Company (CBT) in 1957 and held numerous positions before being elected President and director in 1980 and Chairman and Chief Executive Officer in 1985. In 1988 he was elected President of the Bank of New England Corporation (BNEC), the holding company of CBT. He retired as President of BNEC in December 1990. Mr. Ulmer also serves as a director of The Hartford Financial Services Group, Inc. and Hartford Life, Inc. He is a graduate of Middlebury College, the American Institute of Banking and the Harvard Graduate School of Business Administration Advanced Management Program and attended New York University's Graduate School of Engineering. He was first elected a director of Rayonier in 1994.

CLASS III, TERM EXPIRES IN 2000

     RAND V. ARASKOG, 66, Former Chairman and Chief Executive Officer of ITT Corporation (a diversified global corporation engaged in the hospitality and entertainment businesses and the information services businesses) -- He served as chief executive of ITT Corporation (including a predecessor corporation of the same name) beginning in 1979 and chairman beginning in 1980 until he retired in 1998. He is a director of Alcatel Alsthom of France, Hartford Financial Services Group, Inc., ITT Educational Services, Inc., ITT Industries, Inc., Dow Jones & Company, Inc., and Shell Oil Company. Mr. Araskog is a graduate of the U.S. Military Academy at West Point and attended the Harvard Graduate School of Arts and Sciences. He was first elected a director of Rayonier in 1994.

     DONALD W. GRIFFIN, 61, Chairman, President and Chief Executive Officer, Olin Corporation (diversified manufacturing corporation) -- He joined Olin in 1961 and was elected an Executive Vice President in 1987, a director in 1990, Vice Chairman of the Board for Operations in 1993, President and Chief Operating Officer in 1994, President and Chief Executive Officer effective January 1, 1996 and Chairman, President and Chief Executive Officer effective April 25, 1996. He is also a director of ACNielsen Corporation. He is a graduate of the University of Evansville, Evansville, Indiana, and has completed the Graduate School for Sales and Marketing Managers at Syracuse University, Syracuse, N.Y. He was first elected a director of Rayonier in 1994.

     W. LEE NUTTER, 54, President and Chief Operating Officer, Rayonier -- He was elected to his current position on July 19, 1996, and was elected a director of Rayonier on the same date. He joined Rayonier in 1967 in the Northwest Forest Operations and was named Vice President, Timber and Wood in 1984, Vice President, Forest Products in 1985, Senior Vice President, Operations, in 1986 and Executive Vice President in 1987. Mr. Nutter is a member of the Board of Governors of the National Council for Air and Stream Improvement. He graduated from the University of Washington and the Harvard Graduate School of Business Administration Advanced Management Program.

     NICHOLAS L. TRIVISONNO, 50, Chairman and Chief Executive Officer and a director of ACNielsen Corporation (a global leader in market research) -- He has held this position since January 1996. He also served as Executive Vice President and Chief Financial Officer of The Dun & Bradstreet Corporation (marketer of information, software and services for business decision making) from September 1995 until that corporation spun off ACNielsen in November 1996. From October 1993 until July 1995, he served as Executive Vice President-Strategic Planning and Group President of GTE Corporation, a telecommunications company, and served as Senior Vice President-Finance from January 1989 until October 1993. He began his career with Arthur Andersen & Co. in 1968, became a partner in 1979 and was appointed a managing partner in 1986. He is a member of the American Institute of Certified Public Accountants and the New York, Connecticut and Louisiana Societies of Certified Public Accountants. He earned his BBA degree from St. Francis College. He was first elected a director of Rayonier in 1994.

  Committees of the Board

     The standing committees of the Board are the Audit, Compensation and Management Development, Environmental and Legal Affairs and Nominating Committees.

     The Audit Committee supports the independence of the Company's external and internal auditors and the objectivity of the Company's financial statements. The Audit Committee (1) reviews the Company's principal policies for accounting, internal control and financial reporting, (2) recommends to the Company's Board of Directors the engagement or discharge of the external auditors, (3) reviews with the external auditors the plan, scope and timing of their audit, (4) reviews reports of the external auditors with management and (5) reviews the auditors' fees.

     The Audit Committee also reviews the annual financial statements of the Company (before they are published), the independence of the external auditors, the adequacy of the Company's internal accounting control system, reports of the internal auditors, expense reports of the Company's senior officers and fees paid to consultants. The Audit Committee also performs a number of other review functions related to auditing the financial statements and internal controls. The current members of the Audit Committee are Messrs. Ulmer (Chairman), Kirk, Roberts and Sloane. This Committee held three meetings during 1997, and all members attended all meetings.

     The Compensation and Management Development Committee, which is comprised entirely of non-employee directors, oversees the compensation and benefits of employees, evaluates management performance and establishes executive compensation. The Committee approves individual compensation actions for the Chairman and Chief Executive Officer, the President and Chief Operating Officer and all senior executives, including base salaries, annual bonuses and long-term incentive awards. In the performance of its functions, the Compensation and Management Development Committee has access to independent legal and compensation counsel. The current members of the Compensation and Management Development Committee are Messrs. Roberts (Chairman) and Trivisonno and Ms. Ortega. The Committee held five meetings during 1997, and all members attended all meetings except for one meeting which was missed by Mr. Trivisonno.

     The Environmental and Legal Affairs Committee (1) reviews and recommends to the Company's Board of Directors proposed actions on major environmental compliance and regulatory matters which could have a significant impact on the business and strategic operating objectives of the Company and its subsidiaries and (2) reviews and considers major claims and litigation, and legal, regulatory, patent and related governmental policy matters affecting the Company and its subsidiaries. In addition, the Committee reviews fees paid to outside law firms and reviews and approves management policies and programs relating to compliance with environmental matters, legal and regulatory requirements, business ethics and integrity and conflicts of interest. The current members of the Environmental and Legal Affairs Committee are Messrs. Kirk (Chairman), Griffin, Ulmer and Sloane. The Committee held three meetings during 1997, and all members attended all meetings.

     The Nominating Committee makes recommendations concerning the organization, size and composition of the Board of Directors and its Committees, proposes nominees for election to the Board and its Committees and considers the qualifications, compensation and retirement of directors. The current members of the Nominating Committee are Ms. Ortega (Chairman) and Messrs. Griffin and Trivisonno. The Committee held one meeting during 1997 which all members attended.

  Directors Compensation

     Members of the Board who are employees of Rayonier are not compensated for service on the Board or its Committees. Non-employee directors receive an annual retainer of $20,000 in cash plus an award of 100 Common Shares; in addition, they receive a fee of $1,000 for attendance at each meeting of the Board and a fee of $750 for attendance at each meeting of the Committees on which such directors serve.

  Directors' Charitable Award Program

     To recognize the interest of Rayonier and its directors in supporting worthy educational institutions and other charitable organizations, Rayonier during 1995 established the Director's Charitable Award Program which permits each director to nominate up to five organizations to share a contribution of $1 million from The Rayonier Foundation, a tax-exempt charitable foundation funded by Rayonier. These contributions will be made by the Foundation in ten annual installments after the death of a director. The Foundation will not make a donation on behalf of any director unless he or she (1) completes sixty full months of service as a director, (2) dies or becomes disabled while serving as a director or (3) is actively serving as a director if and when a change in control occurs. There is minimal cost to this program to Rayonier because Rayonier has acquired joint life insurance contracts on the lives of its directors, and the proceeds from these contracts will be adequate to fund Rayonier's contributions to the Foundation related to the program and to fund the premium costs of the contracts. Directors will receive no financial benefit from this program since the charitable deduction and insurance proceeds accrue solely to Rayonier.

                             EXECUTIVE COMPENSATION
                            ------------------------

                             REPORT OF THE RAYONIER
                          COMPENSATION AND MANAGEMENT
                             DEVELOPMENT COMMITTEE

To Our Shareholders:

     The Compensation and Management Development Committee (the "Committee") oversees the compensation and benefits of Rayonier employees. The Committee must approve individual compensation actions for the Chairman and Chief Executive Officer and all senior executives. Specifically, the Committee must approve base salaries, annual bonuses and long-term incentive awards. The Committee uses outside compensation expertise and outside legal counsel.

     The Committee is dedicated to implementing an executive compensation program that emphasizes the following compensation policies:

     Executive compensation decision making should reinforce Rayonier pay-for performance orientation by targeting base salaries at a discount from market rates and insuring competitive aggregate compensation levels, by emphasizing incentive rewards, only when the Company meets specific corporate and individual performance goals.

     Executive compensation programs should include bonus incentives and share ownership opportunities to align the executive's interests with those of shareholders.

     Compensation packages should enhance the Company's ability to attract, retain and encourage the development of exceptional, experienced managers by providing compensation levels reflecting a blend of forest products and general industry pay standards.

  Components of Compensation

     The key elements of the Company's executive compensation program are base salary, annual bonus incentives and long-term compensation. These key elements are addressed separately below. In determining each component of compensation, the Committee considers all elements of an executive's total compensation package, including insurance and other benefits.

     The Committee believes that the Company's direct competitors for executive talent, especially at senior levels, are to be found not only in the forest products sector but also in broader-based general industry. Therefore, the Committee relates total compensation levels for the Company's senior executives to the median compensation paid to executives of comparative companies within the forest products and general industry sectors.

  Base Salary

     The Committee has oversight of the general administration of base salaries, salary grades and salary range structure for the Company's 57 executives. The Committee regularly reviews each senior executive's base salary. Base salaries are conservative and are targeted below market levels. The Committee authorizes base salary adjustments in recognition of the executive's level of responsibilities, performance, prior experience, breadth of knowledge, internal equity issues and external pay practices.

     The normal interval between salary reviews for most executives is 12 months, however, senior executive salary reviews are conducted at 15- to 18-month intervals. Executive salary actions, comprised of merit pay, equity adjustments and promotional increases for 1997 averaged 5.2 percent on an annualized basis for the Company's 57 executives. Merit increases averaged 4.0 percent.

     As reflected in the Summary Compensation Table on page 17, and following an 18-month interval since his last salary review, Mr. Gross' base salary as Chairman and Chief Executive Officer, was increased to $570,000, effective October 1, 1997. The 6.4 percent annualized performance-based increase and base salary positioning at fifteen percent below the comparative group median is consistent with the Company's philosophy of emphasizing incentive pay over base pay fixed compensation.

  Annual Bonus Incentive

     The Rayonier Annual Incentive Bonus Plan ("Annual Plan") provides eligible executives and key managers with direct financial incentives in the form of cash bonuses for achieving specific annual company, business unit and individual performance goals.

     During 1997 the number of executives eligible to participate in the Annual Plan was reduced from 57 to 36, due, in most part, to the inclusion of certain executives in business unit-based gain share programs specifically designed to provide at-risk compensation incentives linked to product line financial and operating objectives.

     The current Annual Plan formula measures actual net income, return on total capital ("ROTC") and operating funds flow ("OFF") against the approved budgeted amounts for the year for each performance measure. Net income, ROTC and OFF performance are weighted 60 percent, 25 percent and 15 percent, respectively. The maximum bonus pool is 150 percent of the aggregate standard bonus pool. Individual bonus amounts within the authorized pool are determined on a discretionary basis, taking into account specific personal contributions during the year. Bonuses earned in the calendar year are paid out in the first quarter of the subsequent year. Corporate performance in 1997 exceeded targeted financial goals. As a result the bonus pool was established at 111 percent of target and bonuses were awarded on February 20, 1998.

     For 1997 Mr. Gross' annual bonus payment represented 95 percent of his base salary as of December 31, 1997. Under the Annual Plan, as reflected in the Summary Compensation Table on page 17, Mr. Gross was paid $544,000 in connection with 1997 Company and individual performance. Mr. Gross' bonus is competitive with annual incentive compensation paid other executives at comparable forest product and general industry sector companies.

  Long-Term Incentives

     The Rayonier 1994 Incentive Stock Plan (the "Stock Plan") provides for the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance shares or any combination thereof to executives and key employees as long-term incentives.

     In making awards under the Stock Plan, the Committee considers individual performance criteria, levels of responsibility and prior experience, as well as historical award data and compensation practices at comparable companies.

     Long-term incentive grants for 1997 under the Stock Plan are reflective of Rayonier's approach to total compensation, relative to market level pay practices of comparable companies, with a greater emphasis on at-risk rewards that closely align management performance with shareholder value.

     Stock Options. Non-qualified stock options to acquire Rayonier Common Shares are granted at an option price that is not less than the fair market value of a Common Share on the date of grant. The size of the non-qualified option grant is based primarily on competitive practice and is generally targeted to be at the median of option values granted by comparative forest products and general industry sector companies and adjusted based upon individual factors and historical award data. In 1997, non-qualified stock option awards totaling 370,500 shares were granted to 93 executives and key employees.

     On January 2, 1997, the Committee awarded to Mr. Gross non-qualified options to acquire 45,000 Company shares at an exercise price of $38.125 as determined by the market price on that day. Mr. Gross now owns 119,094 Common Shares, as detailed in the table on page 4. The Committee believes this equity interest reinforces the heavy weighting that Rayonier places on long-term incentive compensation, relative to base salary and also provides appropriate linkage to the interests of shareholders.

     Performance Shares. In addition to traditional non-qualified stock options, the Committee has used the flexibility provided under the Plan to grant long-term incentives in the form of Contingent Performance Shares.

     Contingent Performance Shares are awarded to senior executives responsible for sustained Company Total Shareholder Return ("TSR") performance, as measured against the average performance of a selection of 12 comparative forest product peer group companies over a designated period. The awards are contingent upon exceeding average peer group performance. The Share Award Valuation Formula provides a 100 percent share award when Rayonier outperforms the peer group companies by 20 percent. Failure to perform at 60 percent of the peer group companies' average results in zero award.

     TSR is calculated by measuring the growth in value of a hypothetical $100 investment in each of the forest sector peer companies over the performance period, assuming all dividends are reinvested quarterly. Award payment is in the form of Rayonier Common Shares and may range from zero to a maximum of 150 percent of the target awards, based upon TSR performance. The TSR goals reflect the emphasis on creation of long-term shareholder value.

     In determining the size of Contingent Performance Share grants, the Committee considers the contingent value of the award, competitive practices and the level of responsibility of each senior executive.

     Contingent Performance Share Awards granted on May 20, 1994 (1994 Class) measured Rayonier's TSR performance against that of 12 forest products peer group companies for the period from May 20, 1994 through December 31, 1996. Actual TSR performance by Rayonier of 132.83 percent of the TSR performance by the peer group companies translated into an award payment in January 1997 of a number of Common Shares equal to 116.04 percent of the Performance Shares awarded. A total of 64,983 Rayonier Common Shares were awarded to nine senior executives at the 116.04 percent payout level from a reserve of 84,000 available shares. Under the 1994 Contingent Performance Share Award Program, Mr. Gross received an award of 17,406 Rayonier Common Shares, reduced by the number of shares having a value equal to the amount necessary to cover tax liabilities associated with the award. As a result of amalgamations in the industry, the Company has reconfigured the peer group companies with the assistance of outside professional advisors for years after 1997.

     A total of 62,000 Contingent Performance Shares (1997 Class) were awarded to seven senior executives in 1997. Grants were made for a 36-month performance period commencing January 2, 1997 through January 1, 2000.

     On January 2, 1997 the Committee awarded Mr. Gross 19,000 Contingent Performance Shares, which further emphasizes long-term rewards for Company performance that enhances shareholder value.

  Policy with Respect to the $1 Million Deduction Limit

     Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy to $1 million, unless certain requirements are met. Compensation payable solely on account of the attainment of performance goals is excluded from the $1 million limitation. Based upon an analysis of total executive compensation for 1997, there are no executives within the Company whose non-performance based compensation exceeds the deduction limitation threshold.

     This report is furnished by the members of the Compensation and Management Development Committee.

                                          Burnell R. Roberts
                                          Committee Chairman

                                          Katherine D. Ortega

                                          Nicholas L. Trivisonno

                          EXECUTIVE COMPENSATION DATA

     The following table discloses compensation received by Rayonier's Chief Executive Officer and four remaining most highly paid executive officers in 1997 for the three fiscal years ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM COMPENSATION
                                                             ----------------------------------------
                                                                      AWARDS               PAYOUTS
                                            ANNUAL           -------------------------   ------------
                                         COMPENSATION         RESTRICTED    SECURITIES                   ALL OTHER
                                    ----------------------   STOCK AWARDS   UNDERLYING   LTIP PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   SALARY ($)   BONUS ($)      (1)($)      OPTIONS(#)      (2)($)         (3)($)
---------------------------  ----   ----------   ---------   ------------   ----------   ------------   ------------
Ronald M. Gross              1997    552,692      544,000       76,250        45,000        670,131        81,874
  Chairman and Chief         1996    506,320      307,000      367,125        45,000      1,241,100        26,114
  Executive Officer          1995    470,600      390,200      180,000        44,000                       22,667
W. Lee Nutter                1997    334,616      264,000                     28,000        402,094        42,686
  President and Chief        1996    289,914      140,000      166,875        28,000        531,900        11,886
  Operating Officer          1995    249,000      131,700                     26,000                        9,462
William S. Berry             1997    254,423      110,000                     16,000        312,736        15,254
  Executive Vice             1996    217,377       85,000      116,813        18,000        354,600         8,912
  President, Forest          1995    196,108       91,500                     15,000                        7,464
  Resources and Corporate
  Development
Gerald J. Pollack            1997    228,462       95,000                     15,000        312,736        12,297
  Senior Vice                1996    197,961       70,000      116,813        16,000        319,140         8,105
  President and Chief        1995    183,244       83,900                     15,000                        6,964
  Financial Officer
John P. O'Grady              1997    207,692       92,500                     13,000        223,377        12,212
  Senior Vice President,     1996    182,269       59,000       83,438        12,000        177,300         7,473
  Administration             1995    168,218       78,000                     10,000                        6,399

---------------
(1) On January 3, 1995 and January 2, 1997, Mr. Gross received awards of 6,000 and 2,000 restricted shares, respectively. On January 2, 1996, awards of restricted shares were made as follows: Mr. Gross, 11,000 shares; Mr. Nutter, 5,000 shares; Mr. Berry, 3,500 shares; Mr. Pollack, 3,500 shares; and Mr. O'Grady, 2,500 shares. No other awards of restricted shares of Rayonier to these individuals were outstanding on December 31, 1997. The shares granted to Mr. Gross on January 3, 1995 and January 2, 1997 and 4,000 of the restricted shares granted to him on January 2, 1996 will vest on January 2, 1999. All other restricted shares granted on January 2, 1996 will also vest on January 2, 1999, provided that the recipient of the grant remains continuously in the employ of the Company through the vesting date. All dividends paid on such shares, or on shares issued as a dividend with respect to such shares, are withheld and accumulated by the Company until such time the recipient of the restricted share grant becomes vested with respect thereto. Upon vesting, the Company is to pay the recipient an amount equal to all dividends paid solely or partly in cash and accumulated with respect to the shares then vesting, together with interest thereon at a rate equal to the prime rate as reported in The Wall Street Journal, adjusted and compounded annually. Certificates representing dividends in the form of additional shares, if any, will be delivered to the recipient upon vesting of the granted shares. The total value as of December 31, 1997 of the restricted stock holdings held by the executives named in the above table were as follows: Mr. Gross, $808,688; Mr. Nutter, $212,813; Mr. Berry, $148,969; Mr. Pollack, $148,969; and Mr. O'Grady, $106,406.

(2) The amounts shown for 1997 represent the value on January 15, 1997 of award payments made on that date pursuant to the vesting of Contingent Performance Shares awarded on May 20, 1994. The performance period was for a period of
    31.4 months ending on December 31, 1996 with total shareholder return ("TSR") performance measured against 12 forest products sector peer company grouping for the same period. Actual TSR performance by Rayonier of 132.83 percent of the TSR performance by the peer group companies translated into an award payment in January 1997 of a number of Common Shares equal to
    116.04 percent of the Performance Shares awarded. The gross number of Common Shares paid were as follows: Mr. Gross, 17,406 shares; Mr. Nutter, 10,444 shares; Mr. Berry, 8,123 shares; Mr. Pollack, 8,123 shares; and Mr. O'Grady, 5,802 shares. Each award was reduced by the number of shares having a value equal to the amount necessary to cover tax liabilities associated with such award.

    The amounts shown for 1996 represent payments made on February 16, 1996 under the Rayonier Long-Term Performance Program, based upon Rayonier's return on equity ("ROE") performance from January 1, 1993 through December 31, 1995, as measured against a predetermined weighted average ROE goal of
    12.54 percent (100 percent of target). This program was a carryover of the ITT Long-Term Performance Plan "1993 Class Awards" granted by ITT Industries, Inc. (formerly known as ITT Corporation) ("ITT") prior to the spinoff of Rayonier by ITT effective February 28, 1994. For the 3-year period from January 1, 1993 through December 31, 1995, Rayonier achieved an actual weighted average ROE of 15.45 percent which was 123.2 percent of the
    12.54 percent targeted, weighted average ROE goal. The corresponding performance-based cash award payment earned under the program for significantly exceeding targeted ROE was 177.3 percent of target.

(3) The amounts shown in this column for Mr. Gross include $6,074 in 1997, $5,355 in 1996 and $4,784 in 1995 representing the term insurance portions of the premiums paid by Rayonier in such years for the non-qualified, split-dollar life insurance coverage for him described on page 23. Also included in 1997 are amounts paid to enable each of the individuals named above to purchase an insurance policy to protect their right to receive all deferred benefits provided by the Company or ITT as follows: Mr. Gross, $53,139; Mr. Nutter, $28,967; Mr. Berry, $4,822; Mr. Pollack, $2,930; and
    Mr. O'Grady, $3,696. The remainder of the amounts shown in this column for Mr. Gross in all three years and for all executives in 1997, as well as all of the amounts shown in this column for the executives other than Mr. Gross in 1995 and 1996, are company contributions under the Savings Plan and the Rayonier Excess Savings and Deferred Compensation Plan, both of which are defined contribution plans. Rayonier has made matching contributions to each of these plans in an amount through June 30, 1995 equal to 50 percent of an employee's contribution not to exceed three percent of such employee's salary and since June 30, 1995 in an amount equal to 60 percent of an employee's contribution not to exceed 3.6 percent of such employee's salary. Under these plans, Rayonier also makes a non-matching contribution equal to one-half of one percent of an employee's salary.

  Option Grants to Rayonier Executives in Last Fiscal Year

     The following tables provide information on fiscal year 1997 awards to Rayonier executives of options to purchase Common Shares:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                                ANNUAL RATES OF
                                                                                            STOCK PRICE APPRECIATION
                                               INDIVIDUAL GRANTS                               FOR OPTION TERM(2)
                       ------------------------------------------------------------------   ------------------------
                        NUMBER OF
                       SECURITIES    % OF TOTAL STOCK
                       UNDERLYING     OPTIONS GRANTED
                         OPTIONS      TO EMPLOYEES IN    EXERCISE PRICE
        NAME           GRANTED (#)         1997           ($/SHARE)(1)    EXPIRATION DATE      5%($)       10%($)
        ----           -----------   -----------------   --------------   ---------------   -----------  -----------
Ronald M. Gross......    45,000            12.15            38.125           1/4/2007        1,078,947    2,734,264
W. Lee Nutter........    28,000             7.56            38.125           1/4/2007          671,345    1,701,320
William S. Berry.....    16,000             4.32            38.125           1/4/2007          383,626      972,183
Gerald J. Pollack....    15,000             4.05            38.125           1/4/2007          359,649      911,421
John P. O'Grady......    13,000             3.51            38.125           1/4/2007          311,696      789,899

---------------
(1) The exercise price per share is 100 percent of the fair market value of Common Shares on the date of grant, January 2, 1997. The exercise price may be paid in cash or in Common Shares valued at their fair market value on the date of exercise. Options granted to the named officers are exercisable as to one-third on the first anniversary, two-thirds on the second anniversary and in full on the third anniversary of the date of grant. Notwithstanding any other provisions of the 1994 Rayonier Incentive Stock Plan, upon the occurrence of a Change of Control of Rayonier (as defined in the Rayonier Salaried Employees Retirement Plan) all options will generally become immediately exercisable for a period of 60 calendar days and (b) options will continue to be exercisable for a period of seven months in the case of an employee whose employment is terminated other than for cause or who voluntarily terminates employment because of a good faith belief that such employee will not be able to discharge his or her duties.

(2) At the end of the term of the options granted on January 2, 1997, the projected price of a Common Share would be $62.10 at an assumed annual appreciation rate of five percent and $98.89 at an assumed annual appreciation rate of ten percent. Gains to all shareholders at those assumed annual appreciation rates would be approximately $678 million and $1,719 million, respectively, over the term of the options.

  Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

     The following table provides information on option exercises in 1997 by the named Rayonier executives and the value of such executive's unexercised options to acquire Common Shares at December 31, 1997.

                                                                 NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS
                           OPTIONS EXERCISED DURING 1997         OPTIONS AT 12/31/97      HELD AT 12/31/97(2)
                       -------------------------------------    ----------------------    --------------------
                       SHARES ACQUIRED ON         VALUE              EXERCISABLE/             EXERCISABLE/
        NAME              EXERCISE(#)        REALIZED ($)(1)       UNEXERCISABLE(#)         UNEXERCISABLE($)
        ----           ------------------    ---------------    ----------------------    --------------------
Ronald M. Gross......          -0-                   -0-            176,174/89,667         2,071,138/659,404
W. Lee Nutter........        7,346               214,356            137,238/55,332         2,422,041/404,517
William S. Berry.....          -0-                   -0-             49,098/33,000           661,260/244,003
Gerald J. Pollack....          -0-                   -0-             43,540/30,666           527,989/227,316
John P. O'Grady......        5,000                37,625             22,938/24,333           282,823/173,018

---------------
(1) Before taxes.

(2) The value reported in this column is based on the New York Stock Exchange consolidated trading closing price of Common Shares of $42.5625 at December 31, 1997.

  Long-Term Incentive Awards to Rayonier Executives in Last Fiscal Year

     The following table provides information on fiscal year 1997 long-term incentive awards to Rayonier executives:

          AWARDS OF CONTINGENT PERFORMANCE SHARES IN LAST FISCAL YEAR

                                                                     ESTIMATED FUTURE PAYOUTS(3)
                                                                --------------------------------------
                                    NUMBER       PERFORMANCE     THRESHOLD       TARGET       MAXIMUM
             NAME                OF SHARES(1)     PERIOD(2)     SHARES(#)(4)    SHARES(#)    SHARES(#)
             ----                ------------    -----------    ------------    ---------    ---------
Ronald M. Gross................     19,000        36 months        9,500         19,000       28,500
W. Lee Nutter..................     13,000        36 months        6,500         13,000       19,500
William S. Berry...............     10,000        36 months        5,000         10,000       15,000
Gerald J. Pollack..............      7,000        36 months        3,500          7,000       10,500
John P. O'Grady................      6,000        36 months        3,000          6,000        9,000

---------------
(1) The numbers in this column represent the awards of Common Shares granted under Total Shareholder Return ("TSR") based Contingent Performance Share guidelines (forest products sector peer group performance which measures stock appreciation price, plus dividends reinvested quarterly, during the performance period).

(2) The performance period is for 36 months with TSR performance measured against 12 forest products sector peer company grouping for the same period. The 12 forest products companies in the group are the companies specified in the Notes to the Total Shareholder Return chart on page 7 of this Proxy Statement.

(3) Award payout is in the form of Common Shares and may range from zero to a maximum of 150 percent of the target award, based upon TSR performance. 100 percent of target is achieved when Rayonier TSR achieves 120 percent of the TSR performance by peer group companies, and the maximum 150 percent of target is achieved when Rayonier achieves 160 percent of peer group performance. A minimum payment of 50 percent of target is paid if Rayonier achieves 60 percent of peer group performance, and there is no payout if Rayonier falls below that level. Award payments for performance that falls between the 60 percent and 120 percent performance hurdles, or between the 120 percent and 160 percent performance hurdles, will be linearly interpolated. The number of shares awarded is reduced by the number of shares having a value equal to the amount necessary to cover tax liabilities associated with the award.

(4) Award payout commences with 50 percent of target share award if Rayonier achieves 60 percent of peer group performance.

  Rayonier Senior Executive Severance Pay Plan

     The Rayonier Supplemental Senior Executive Severance Pay Plan (the "Plan") provides for severance benefits for covered executives whose employment is terminated under conditions specified in the Plan within two years after the occurrence of a "Change in Control." The Plan provides two levels of benefits for covered executives, who include senior executives identified by the Compensation and Management Development Committee, based primarily on their position within the Company.

     Under the Plan, if any covered executive is terminated in a qualifying termination within two years after the occurrence of a Change in Control, such executive is entitled to receive severance benefits, based on his or her tenure with the Company, equal to up to three times annual base salary, in the case of Tier I executives, and up to two times annual base salary, in the case of Tier II executives, respectively, in each case determined on the basis of base salary immediately preceding the date of the qualifying termination. The Plan also provides that the covered executive will be paid in a lump sum the actuarially adjusted difference between: (a) the value of the covered executive's benefits under the Company's retirement plans after granting an additional 36 months of age and service, and including Company contributions that would have been made for an additional 36 months had the covered executive continued to participate in the plans at the level of compensation and rate of contribution in effect immediately preceding the Change in Control; and (b) the benefits actually payable to the executive under those retirement plans.

     Covered executives who have so elected prior to a Change in Control may receive the foregoing severance benefits over time in the form of salary continuation benefits provided the covered executive is available to perform advisory, consultative and similar services. The Plan also provides that covered executives electing salary continuation will be eligible to continue to participate in the Company retirement plans and certain welfare benefits of the Company (excluding long-term and short-term disability and travel accident plans), during the period of salary continuation. If the salary continuation period terminates prior to 36 months, the balance that would have been payable as a lump sum had salary continuation not been elected will be payable as a lump sum at that time.

     Without regard to whether the covered executive has elected salary continuation, the Plan provides for payment to each covered executive of a lump sum equal to three times the executive's target bonus award for the prior year, in the case of Tier I executives, and two times the executive's target bonus award for the prior year, in the case of Tier II executives, together with a bonus award in respect of the year of termination prorated for the portion of the year employed by the Executive. The target bonus award is based on the prior year's bonus plan, assuming a 100 percent performance factor.

     The Plan also provides for a gross-up for any excise taxes payable with respect to payments under the Plan and income taxes payable on the gross-up payment, reimbursement for outplacement services and the continuation of certain perquisites. As of March 10, 1998, the Plan covers seven Tier I executives, including all five executives named in the Summary Compensation Table, and nine Tier II executives.

  Retirement Program

     The following table illustrates the estimated annual benefits payable from the Rayonier Salaried Employees Retirement Plan, a tax qualified retirement plan, (the "Plan") and the Rayonier Excess Benefit Plan, a non-qualified retirement plan, (the "Excess Plan") at retirement at age 65 based on the assumptions set forth below. Calculation of benefits is uniform for all participants in the Plan and the Excess Plan, including the five named officers. The Plan covers substantially all eligible salaried employees of the Company, including senior executive officers and other Rayonier executives, and the cost of the Plan and the Excess Plan is borne entirely by the Company:

                               PENSION PLAN TABLE

                                                      YEARS OF SERVICE
       AVERAGE FINAL          ----------------------------------------------------------------
        COMPENSATION             20            25            30            35            40
       -------------          --------      --------      --------      --------      --------
$  50,000...................  $ 20,000      $ 25,000      $ 28,750      $ 32,000      $ 36,250
  100,000...................    40,000        50,000        57,500        65,000        72,500
  300,000...................   120,000       150,000       172,500       195,000       217,500
  500,000...................   200,000       250,000       287,500       325,000       362,500
  750,000...................   300,000       375,000       431,250       487,500       543,750
 1,000,000..................   400,000       500,000       575,000       650,000       725,000

     The Plan "mirror images" retirement benefits provided previously to eligible Rayonier salaried employees and executives under the provisions of the ITT Retirement Plan for Salaried Employees of ITT Industries, Inc. (formerly known as ITT Corporation) ("ITT"). Retirement benefits earned under the former ITT plan continue on a dynamic credit basis under arrangements with ITT for eligibility and benefit service prior to March 1, 1994.

     The annual pension amounts to two percent of a member's average final compensation for each of the first 25 years of benefit service, plus one and one-half percent of a member's average final compensation for each of the next 15 years of benefit service, reduced by one and one-quarter percent of the member's primary Social Security benefit for each year of benefit services to a maximum of 40 years, provided that no more than one-half of the member's primary Social Security benefit is used for such reduction. A member's average final compensation (including salary plus approved bonus payments) is defined under the Plan as the total of (1) a member's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average plus (2) a member's average annual compensation not including base salary for the five calendar years of the member's last 120 consecutive calendar months of eligibility service affording the highest such average. For the executives named in the Table on page 17, final compensation for purposes of pension calculations consists of salary and bonus payments as set forth in such Table. The Plan also provides for undiscounted early retirement pensions for members who retire at or after age 60 following completion of 15 years of eligibility service. A member is vested in benefits accrued under the Plan upon completion of five years of eligibility service.

     Applicable Federal legislation limits the amount of benefits that can be paid and the compensation which may be recognized under a tax-qualified retirement plan. In order to provide benefits at retirement that cannot be paid from the qualified Retirement Plan, Rayonier has adopted the Excess Plan to meet the retirement needs of this small segment of its salaried employee population affected by the limiting Federal legislation. Where applicable, retirement benefits earned under the former ITT excess plan have been carried forward to Rayonier and have been incorporated in the Excess Plan. The practical effect of the Excess Plan is to continue calculation of benefits after retirement to all employees on a uniform basis.

     Credited years of service as of March 10, 1998 are as follows: Ronald M. Gross, 20.0 years; W. Lee Nutter, 30.7 years; William S. Berry, 17.8 years; Gerald J. Pollack, 15.8 years; and John P. O Grady, 22.3 years.

  Supplemental Benefits

     Effective April 1, 1994, the Compensation and Management Development Committee of the Rayonier Board of Directors approved non-qualified, split-dollar life insurance coverage for Mr. Gross to age 65 and a deferred, post-age 65 supplemental retirement benefit to provide competitive retirement compensation on par with that of other chief executive officers in the forest products industry. The combination of retirement benefits earned during Mr. Gross' career with Rayonier and the supplemental retirement benefit is competitive, on a post-age 65 retirement basis, as compared to the industry practice of retirement income at 60 percent to 65 percent of the average last five years cash compensation for chief executive officers. Post-age 65 retirement benefits for Mr. Gross under this arrangement are $132,000 of annual retirement income through age 80. The arrangement makes use of split-dollar life insurance, which has a 10-year premium cost of $1.7 million, which cost is offset by a death benefit payment to the Company upon Mr. Gross' death.

     In addition to the coverage available generally to salaried employees under the various Rayonier benefit plans, Mr. Gross also has company-provided long-term disability coverage, which provides for a monthly benefit of $27,320 in the event of total disability, and death benefits equal to his annual salary during active employment and reduced coverage after retirement.

                            INDEPENDENT ACCOUNTANTS

     In accordance with the recommendation of the Audit Committee, the Board of Directors has reappointed Arthur Andersen LLP as independent auditors of the Corporation for 1998. No ratification by the shareholders of the appointment of such auditors is required by the North Carolina Business Corporation Act or by the Articles of Incorporation or Bylaws of Rayonier.

     Arthur Andersen LLP has served as independent auditors of Rayonier and its subsidiaries for many years, and its long-term knowledge of Rayonier has enabled it to carry out its audits with effectiveness and efficiency. In keeping with the established policy of Arthur Andersen LLP, partners and employees of the firm engaged in auditing Rayonier are periodically rotated, thus giving Rayonier the benefit of new expertise and experience. Arthur Andersen LLP personnel regularly attend meetings of the Audit Committee.

     Representatives of Arthur Andersen LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

               SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     Under Rayonier's Bylaws, for business proposed by a shareholder (other than director nominations) to be a proper subject for action at an Annual Shareholders meeting, in addition to any requirement of law, the shareholder must timely request (by Certified Mail -- Return Receipt Requested) that the proposal be included in the Corporation's proxy statement for the meeting, and such request must satisfy all of the provisions of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Rayonier received no such request from any shareholder with respect to the 1998 Annual Meeting during the time period specified by Rule 14a-8.

     In order to be included in Rayonier's proxy statement and form of proxy for the 1999 Annual Meeting of Shareholders and in order to be a proper subject for action at that meeting, proposals of shareholders intended to be presented to that meeting must be received at Rayonier's principal executive offices by November 27, 1998. Shareholder proposals should be directed to the Corporate Secretary, Rayonier, 1177 Summer Street, Stamford CT 06905-5529.

                                 ANNUAL REPORTS

     Shareholders of record on March 23, 1998 should have received a copy of Rayonier's 1997 Annual Report to Shareholders either with this Proxy Statement or prior to its receipt. If, upon receipt of this proxy material, you have not received the Annual Report to Shareholders, please write to the Corporate Secretary at the address below and a copy will be sent to you.

IN ADDITION, A COPY OF RAYONIER'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 IS AVAILABLE TO EACH RECORD AND BENEFICIAL OWNER OF RAYONIER'S COMMON SHARES WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, RAYONIER, 1177 SUMMER STREET, STAMFORD CT 06905-5529.

                           COST OF PROXY SOLICITATION

     The entire cost of soliciting proxies will be borne by Rayonier including the expense of preparing, printing and mailing this Proxy Statement. Solicitation costs include payments to brokerage firms and others for forwarding solicitation materials to beneficial owners of Common Shares and reimbursement of out-of-pocket costs incurred by Rayonier's transfer agent for any follow up mailings. Rayonier also has engaged Georgeson & Co., Inc. to assist in the solicitation of proxies from shareholders at a fee of $6,500 plus reimbursement of out-of-pocket expenses. In addition to use of the mail, proxies may be solicited personally or by telephone by present and former officers, directors and other employees of Rayonier without additional compensation, as well as by employees of Georgeson & Co., Inc.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ John B. Canning
                                            JOHN B. CANNING
                                            Corporate Secretary

Dated: March 27, 1998

                                    RAYONIER
                         PROXY/VOTING INSTRUCTION CARD
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RAYONIER INC.
                     FOR THE ANNUAL MEETING ON MAY 15, 1998

         By signing this card, I(we) hereby authorize RONALD M. GROSS, LISA M. PALUMBO and JOHN B. CANNING, or any of them, each with full power to appoint his or her substitute, to vote as Proxy for me(us) at the Annual Meeting of Shareholders of Rayonier to be held at the Sheraton Stamford, One First Stamford Place, Stamford, Connecticut on Friday, May 15, 1998 at 9:00 A.M., or at any adjournment thereof, the number of shares which I(we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof. BY SIGNING THIS CARD, I (WE) INSTRUCT THE PROXIES TO VOTE AS THE BOARD OF DIRECTORS RECOMMENDS WHERE I(WE) DO NOT SPECIFY A CHOICE.

         FOR PARTICIPANTS IN THE RAYONIER INVESTMENT AND SAVINGS PLAN FOR SALARIED EMPLOYEES , THE RAYONIER SAVINGS PLAN FOR NON-BARGAINING HOURLY EMPLOYEES AT CERTAIN LOCATIONS, THE RAYONIER-JESUP MILL SAVINGS PLAN FOR HOURLY EMPLOYEES AND THE RAYONIER-FERNANDINA MILL SAVINGS PLAN FOR HOURLY EMPLOYEES: As to those Common Shares of Rayonier, if any, that are held for me in any aforementioned Plan, by signing this card, I instruct the Trustee of such Plan to sign a proxy for me in substantially the form set forth on the reverse side. THE TRUSTEE SHALL MARK THE PROXY AS I SPECIFY. BY SIGNING THIS CARD, I INSTRUCT THE TRUSTEE TO MARK THE PROXY AS THE BOARD OF DIRECTORS RECOMMENDS WHERE I DO NOT SPECIFY A CHOICE.

(Continued and to be dated and signed on the reverse side)

RAYONIER INC.
P.O. BOX 11027
NEW YORK, N.Y. 10203-0027

1. Election of Directors

FOR all nominees          /x/ Withhold AUTHORITY to vote     /x/       *EXCEPTIONS /x/
listed below                   for all nominees listed below.


The Board of Directors recommends a vote "FOR" the nominees listed below:
Nominees: Ronald M. Gross, Katherine D. Ortega, Burnell R. Roberts

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE EXCEPTIONS BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions___________________________________________________________________

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Change of Address and
or Comments Mark Here /x/

Please sign name exactly as it appears on this card. Joint owners should each sign. Attorneys, trustees, executors, administrators, conservators, custodians, guardians or corporate officers should give full title.


DATE:__________________________________________________________________________

SIGNATURE______________________________________________________________________

SIGNATURE______________________________________________________________________

Votes must be indicated (x) in Black or Blue ink. /x/

Please sign, date and return this proxy in the enclosed postage prepaid envelope.